UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2010

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On April 1, 2010, The Hartford Financial Services Group, Inc. (the "Company") announced the following during the Company's investor meeting in New York City:

For the quarter ended March 31, 2010, the Company expects to incur a charge of approximately $20 million related to a decrease in deferred tax assets as a result of recent federal legislation that will reduce the tax deduction available to the Company related to retiree health care costs beginning in 2013.

Also during the first quarter of 2010, the Company increased its exposure to investment-grade corporate securities from (on a fair value basis) approximately $33 billion as of December 31, 2009 to approximately $35 billion as of February 28, 2010, out of a total fair value of $37 billion in investments in corporate securities at that date. The Company continues to take targeted portfolio actions to reduce the risk of future losses within the investment portfolio. Actions taken in 2010 (through February 28) to reduce risk in the investment portfolio included sales of approximately $700 million of commercial real estate-related investments. The net unrealized losses associated with real estate related assets declined from approximately $3.9 billion as of December 31, 2009 to approximately $3.3 billion as of February 28, 2010, largely the result of improved market pricing and to a lesser extent interest rate declines.

The information furnished pursuant to this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

April 2, 2010	By:	Ricardo A. Anzaldua

Name: Ricardo A. Anzaldua
Title: Senior Vice President and Corporate Secretary